Exhibit 21

CRAWFORD UNITED

Subsidiaries of Registrant

COMPANY NAME	STATE OF INCORPORATION

Crawford AE LLC	Ohio

CAD Enterprises, Inc.	Arizona

Data Genomix LLC	Ohio

Federal Hose Manufacturing LLC	Ohio

Global-Tek Manufacturing LLC	Puerto Rico

Komtek Forge LLC	Massachusetts

Global-Tek Colorado*	Delaware

Marine Products International LLC	Ohio

Supreme Electronics Corp.**	Mississippi

Knitting Machinery Company of America, LLC	Ohio

Waekon Corporation**	Ohio

Reverso Pumps LLC	Florida

Separ America LLC	Florida

Emergency Hydraulics LLC	Florida

*Formerly named MTA Acquisition Company LLC

**inactive